Exhibit 99.1

Rex Energy Reports Second Quarter Operational and Financial Results

•	Production from continuing operations of 199.1 MMcfe/d, a 2% increase year-over-year; production from full operations of approximately 209.0 MMcfe/d

•	Placed three-well Goebeler pad into sales in Warrior North Prospect - 24-hour sales rate of 2.1 Mboe/d; 72% liquids

•	G&A per Mcfe and cash G&A per Mcfe reduced by 36% year over year to $0.27 and $0.20, respectively

•	Announced sale of Illinois Basin assets for $40 million; potential for additional proceeds of up to $10 million

•	Exchanged $29.1 million of Senior Notes for common stock in the second quarter and an additional $43.5 million in third quarter 2016; cash interest savings exceeding $22.0 million over the life of the notes

STATE COLLEGE, PA., August 2, 2016 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced its second quarter 2016 operational and financial results.

Second Quarter Financial Results

Unless otherwise noted, results of continuing operations are presented excluding the results of the company’s Illinois Basin assets, which have been classified as discontinued operations, for all periods presented.

Operating revenue from continuing operations for the three and six months ended June 30, 2016 was $31.3 million and $57.0 million, respectively, which represents a decrease of 13% and 30% over the same periods in 2015, respectively. Commodity revenues, including settlements from derivatives, for the three and six months ended June 30, 2016 were $48.7 million and $87.5 million, a decrease of 1% and 17% for the same periods in 2015. Commodity revenues from condensate and natural gas liquids (NGLs), including settlements from derivatives, represented 37% of total commodity revenues for the three months ended June 30, 2016.

Lease operating expense (LOE) from continuing operations was $25.2 million, or $1.39 per Mcfe for the quarter. For the six months ended June 30, 2016, LOE was approximately $49.7 million, or $1.40 per Mcfe. General and administrative expenses from continuing operations were $4.8 million for the second quarter of 2016, a 35% decrease on a per unit basis as compared to the same period in 2015. Cash general and administrative expenses from continuing operations, a non-GAAP measure, were $3.7 million for the second quarter of 2016, a 36% decrease on a per unit basis as compared to the same period in 2015. For the six months ended June 30, 2016, G&A expenses from continuing operations were $10.1 million, a 36% decrease on a per unit basis as compared to the same period in 2015. Cash G&A expenses from continuing operations were $9.1 million, a 19% decrease on a per unit basis as compared to the same period in 2015.

Net income attributable to common shareholders for the three months ended June 30, 2016 was $16.0 million, or $0.22 per basic share. Net loss attributable to common shareholders for the six months ended June 30, 2016 was $46.2 million, or $0.72 per basic share. Adjusted net loss, a non-GAAP measure, for the three months ended June 30, 2016 was $4.8 million, or $0.07 per share. Adjusted net loss for the six months ended June 30, 2016 was $17.5 million, or $0.27 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $19.0 million for the second quarter of 2016 and $27.5 million for the six months ended June 30, 2016.

Reconciliations of adjusted net income to GAAP net income, EBITDAX to GAAP net income and G&A to cash G&A for the three months and six months ended June 30, 2016, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production Results and Price Realizations

Second quarter 2016 production volumes from continuing operations were 199.1 MMcfe/d, an increase of 2% over the second quarter of 2015, consisting of 124.5 MMcf/d of natural gas and 12.4 Mboe/d of condensate and NGLs (including 5.9 Mboe/d of ethane). Condensate and NGLs (including ethane) accounted for 37% of net production for the second quarter of 2016.

Including the effects of cash-settled derivatives, realized prices for the three months ended June 30, 2016 were $2.73 per Mcf for natural gas, $40.62 per barrel for condensate, $19.93 per barrel for NGLs (C3+) and $7.49 per barrel for ethane. Before the effects of hedging, realized prices for the three months ended June 30, 2016 were $1.42 per Mcf for natural gas, $37.20 per barrel for condensate, $15.49 per barrel for NGLs (C3+) and $7.49 per barrel for ethane. During the second quarter of 2016, the company liquidated a number of NGL and natural gas derivative positions which resulted in approximately $2.2 million of additional proceeds during the quarter. Excluding the effect of these liquidations, realized prices for natural gas and C3+ NGLs would have been approximately $2.37 per Mcf and $21.89 per barrel, respectively.

Including the effects of cash-settled derivatives, realized prices for the six months ended June 30, 2016 were $2.41 per Mcf for natural gas, $45.57 per barrel for condensate, $19.10 per barrel for NGLs (C3+) and $6.98 per barrel for ethane. Before the effects of hedging, realized prices for the six months ended June 30, 2016 were $1.39 per Mcf for natural gas, $31.91 per barrel for condensate, $13.87 per barrel for NGLs (C3+) and $6.84 per barrel for ethane.

Second Quarter 2016 Capital Investments

For the second quarter of 2016, net operational capital investments were approximately $23.3 million. The company expects to be reimbursed by joint venture partners for approximately $11.0 million for costs incurred during the second quarter that were not billed until the third quarter. These capital investments funded the drilling of eight gross (3.5 net) wells, fracture stimulation of four gross (1.4 net) wells, placing three gross (1.1 net) wells into sales and other projects related to drilling and completing wells in the Appalachian Basin.

Second quarter investments for leasing and property acquisition were $0.6 million and capitalized interest was $0.3 million.

Operational Update

Appalachian Basin – Legacy Butler Operated Area

The company has completed and recently placed into sales the two-well Geyer pad. The Geyer wells were drilled to an average lateral length of approximately 4,200 feet and were completed in an average of 24 stages. The company plans to provide an update on the Geyer wells in the third quarter of 2016.

Appalachian Basin – Moraine East Area

In the Moraine East Area, Rex Energy drilled five gross (1.8 net) wells during the second quarter of 2016. In addition, the company has five gross (1.8 net) wells awaiting completion and four gross (2.0 net) wells completed and waiting to be placed into sales. The company did not place the four-well Fleeger II pad into sales during the second quarter, as was previously expected. During the second quarter, the company experienced delays in the start-up of the Fleeger II gathering line and the commissioning of the high pressure system in Moraine East. The commissioning of the high pressure system is now expected in mid-September and the Fleeger II pad is expected to be placed into sales in mid-October.

During the second quarter of 2016, the company completed the drilling of the two-well Klever pad. The Klever wells were drilled to an average lateral length of approximately 7,460 feet and are expected to be placed into sales in the fourth quarter of 2016. The company has also completed the drilling of the four-well Baird pad with an average lateral length of approximately 7,140 feet and the pad is expected to be placed into sales in the fourth quarter of 2016. Top-hole drilling has commenced on the six-well Shields pad, which is expected to have an average lateral length of approximately 7,750 feet. Horizontal drilling will begin on the Shields pad once the horizontal drilling rig returns from the Warrior North Prospect.

At the end of the third quarter of 2016, the company expects to have HBP or HBO approximately 25,000 gross acres, which is 63% of its goal of 40,000 gross acres HBP or HBO in the Moraine East Area.

Appalachian Basin – Warrior North Area – Carroll County, Ohio

In the Warrior North Area, Rex Energy placed the three-well Goebeler pad into sales during the second quarter. The Goebeler wells were drilled to an average lateral length of approximately 7,360 feet and completed in an average of 41 stages with average sand concentrations of 2,800 pounds per foot. The wells produced at an average 24-hour sales rate per well, assuming full ethane recovery, of 2.1 MBoe/d, consisting of 3.5 MMcf/d of natural gas, 801 bbls/d of NGLs and 704 bbls/d of condensate.

The company also placed into sales the two-well Perry pad. The Perry pad was drilled to an average lateral length of approximately 6,350 feet with an average of 36 completion stages. An update on the Perry pad will be provided during the third quarter of 2016. The four-well Vaughn pad is currently being drilled with an expected average lateral length of approximately 7,200 feet, with the four well pad expected to be placed into sales in the first quarter of 2017.

Liquidity Update

As previously announced, Rex Energy entered into a purchase and sale agreement for the sale of the company’s entire interest in its Illinois Basin asset. Proceeds from the sale are expected to be approximately $40 million with the potential for additional proceeds of up to an additional $10 million over the next three years. In addition, on July 1, 2016 the company’s bank group reaffirmed the existing $190 million borrowing base, inclusive of the sale of the Illinois Basin asset. The company recently entered into an exchange agreement with a certain holder for the exchange of $43.5 million aggregate principal amount of the company’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020 for approximately 16.8 million shares of common stock. Total cash interest savings from the exchange are approximately $11.1 million over the original life of the notes. Debt retirements in 2016 now total approximately $72.6 million with over $22.0 million in cash interest savings over the original life of the notes. The company continues to explore additional enhancements to its overall balance sheet.

Third Quarter and Full Year 2016 Guidance

Rex Energy is providing its guidance for the third quarter of 2016 ($ in millions) and updating its full year 2016 guidance. All figures are presented as net to the company. Third quarter production is expected to be down approximately 3% at the midpoint of guidance due to the delay in placing the Fleeger II pad into sales, the delay in the commissioning of the Moraine East high pressure system and the four day shutin of the Moraine East Area related to the commissioning of the high pressure system. For full year 2016, adjusting for the sale of the Illinois Basin asset and the delay in the Fleeger II gathering line, the company expects full-year production growth of approximately 5%. In addition, with approximately 10 wells expected to be placed into sales in the fourth quarter of 2016, the company expects December 2016 exit rate year over year growth of approximately 7%, or 13.4 MMcfe/d.

	3Q2016	Full Year 2016
Production	190.0 – 195.0 MMcfe/d	—
Lease Operating Expense	$24.5 - $26.5 million	—
Cash G&A	$3.7 - $4.7 million	—
Net Operational Capital Expenditures(1)	—	$35.5 million

(1)	Land acquisition expense and capitalized interest are not included in the operational capital expenditures budget

Conference Call Information

Management will host a live conference call and webcast on Wednesday, August 3, 2016 at 10:00 a.m. Eastern to review second quarter 2016 financial results and operational highlights. The telephone number to access the conference call is (866) 437-1772.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the timing and nature of development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for placement of wells into sales; and our financial guidance for third quarter and full year 2016 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words, and are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	volatility in oil, NGL, and natural gas pricing;

•	domestic and global demand for oil, NGLs and natural gas;

•	economic conditions in the United States and globally;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission and we strongly encourage investors to review those filings.

*     *     *     *     *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$3,438	$1,091
Accounts Receivable	31,644	17,274
Taxes Receivable	48	18
Short-Term Derivative Instruments	4,760	34,260
Inventory, Prepaid Expenses and Other	1,688	3,059
Assets Held for Sale	46,549	60,451

Total Current Assets	88,127	116,153
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,020,936	943,092
Unevaluated Oil and Gas Properties	232,674	262,992
Other Property and Equipment	21,444	20,363
Wells and Facilities in Progress	75,992	141,100
Pipelines	14,144	14,024

Total Property and Equipment	1,365,190	1,381,571
Less: Accumulated Depreciation , Depletion and Amortization	(459,427)	(437,828)

Net Property and Equipment	905,763	943,743
Other Assets	2,490	2,501
Long-Term Derivative Instruments	1,526	9,534

Total Assets	$997,906	$1,071,931
LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$51,915	$36,785
Current Maturities of Long-Term Debt	172	402
Accrued Liabilities	30,346	40,608
Short-Term Derivative Instruments	15,902	2,486
Liabilities Related to Assets Held for Sale	39,935	36,320

Total Current Liabilities	138,270	116,601
Long-Term Derivative Instruments	10,091	5,556
Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs	141,237	109,386
Senior Notes, Net of Issuance Costs	637,314	663,089
Premium on Senior Notes, Net	1,524	2,344
Other Deposits and Liabilities	2,860	3,156
Future Abandonment Cost	7,731	11,568

Total Liabilities	$939,027	$911,700
Stockholder Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 4,087 issued and outstanding on June 30, 2016 and 16,100 shares issued and outstanding on December 31, 2015	$1	$1
Common Stock, $.001 par value per share, 200,000,000 shares authorized and 78,440,589 shares issued and outstanding on June 30, 2016 and 55,741,229 shares issued and outstanding on December 31, 2015	77	54
Additional Paid-In Capital	637,223	623,863
Accumulated Deficit	(578,422)	(463,687)

Total Stockholders’ Equity	58,879	160,231

Total Liabilities and Owners’ Equity	$997,906	$1,071,931

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
OPERATING REVENUE
Natural Gas, Condensate and NGL Sales	$31,271	$35,772	$56,944	$81,696
Other Revenue	(6)	12	7	22

TOTAL OPERATING REVENUE	31,265	35,784	56,951	81,718
OPERATING EXPENSES
Production and Lease Operating Expense	25,221	24,270	49,672	47,387
General and Administrative Expense	4,837	7,394	10,121	15,745
Gain on Disposal of Assets	(4,307)	(373)	(4,295)	(309)
Impairment Expense	25,139	117,839	35,780	124,687
Exploration Expense	803	755	1,738	1,194
Depreciation, Depletion, Amortization and Accretion	14,750	24,698	31,262	46,537
Other Operating Expense (Income)	704	(66)	1,030	5,138

TOTAL OPERATING EXPENSES	67,147	174,517	125,308	240,379
LOSS FROM OPERATIONS	(35,882)	(138,733)	(68,357)	(158,661)
OTHER EXPENSE
Interest Expense	(11,439)	(12,181)	(24,469)	(24,193)
Gain (Loss) on Derivatives, Net	(29,169)	(281)	(25,120)	16,838
Other Income	12	61	12	92
Debt Exchange Expense	(533)	—	(9,014)	—
Gain on Extinguishment of Debt	23,707	—	23,707	—
Loss on Equity Method Investments	—	(208)	—	(411)

TOTAL OTHER EXPENSE	(17,422)	(12,609)	(34,884)	(7,674)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(53,304)	(151,342)	(103,241)	(166,335)
Income Tax (Expense) Benefit	393	—	(2,321)	—

NET LOSS FROM CONTINUING OPERATIONS	(52,911)	(151,342)	(105,562)	(166,335)
Loss From Discontinued Operations, Net of Income Taxes	(1,683)	(461)	(9,173)	(1,985)

NET LOSS	(54,594)	(151,803)	(114,735)	(168,320)
Net Income Attributable to Noncontrolling Interests	—	949	—	2,246

NET LOSS ATTRIBUTABLE TO REX ENERGY	(54,594)	(152,752)	(114,735)	(170,566)
Preferred Stock Dividends	(1,723)	(2,415)	(3,828)	(4,830)
Net Income Allocable to Participating Securities	72,316	—	72,316	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$15,999	$(155,167)	$(46,247)	$(175,396)

Earnings per common share:
Basic – Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$0.24	$(2.84)	$(0.58)	$(3.16)
Basic – Net Loss From Discontinued Operations Attributable to Rex Energy Common Shareholders	(0.02)	(0.03)	(0.14)	(0.08)

Basic – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$0.22	$(2.87)	$(0.72)	$(3.24)
Basic – Weighted Average Shares of Common Stock Outstanding	71,804	54,118	64,044	54,090
Diluted – Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$0.24	$(2.84)	$(0.58)	$(3.16)
Diluted – Net Loss From Discontinued Operations Attributable to Rex Energy Common Shareholders	(0.02)	(0.03)	(0.14)	(0.08)

Diluted – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$0.22	$(2.87)	$(0.72)	$(3.24)
Diluted – Weighted Average Shares of Common Stock Outstanding	71,804	54,118	64,044	54,090

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

UNAUDITED

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2016	2015	2016	2015
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Natural gas sales	$16,044	$21,087	$31,560	$49,373
Condensate sales	3,369	5,146	4,902	9,421
Natural gas liquids (C3+) sales	7,867	7,684	13,843	19,803
Ethane sales	3,991	1,855	6,639	3,099
Cash-settled derivatives:
Natural gas	14,857	9,067	23,080	14,339
Condensate	310	2,368	2,098	6,113
Natural gas liquids (C3+)	2,255	2,036	5,211	3,539
Ethane	—	67	144	126

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$48,693	$49,310	$87,477	$105,813
Production during the period:
Natural gas (Mcf)	11,327,101	11,926,165	22,631,620	23,429,082
Condensate (Bbls)	90,565	124,381	153,628	259,738
Natural gas liquids (C3+) (Bbls)	507,990	551,899	997,744	1,073,102
Ethane (Bbls)	532,928	290,453	971,140	479,608

Total (Mcfe)[1]	18,115,999	17,726,563	35,366,692	34,303,770
Production – average per day:
Natural gas (Mcf)	124,474	131,057	124,350	129,442
Condensate (Bbls)	995	1,367	844	1,435
Natural gas liquids (C3+) (Bbls)	5,582	6,065	5,482	5,929
Ethane (Bbls)	5,856	3,192	5,336	2,650

Total (Mcfe)[1]	199,077	194,801	194,322	189,526
Average price per unit:
Realized natural gas price per Mcf – as reported	$1.42	$1.77	$1.39	$2.11
Realized impact from cash settled derivatives per Mcf[2]	1.31	0.76	1.02	0.61

Net realized price per Mcf	$2.73	$2.53	$2.41	$2.72
Realized condensate price per Bbl – as reported	$37.20	$41.37	$31.91	$36.27
Realized impact from cash settled derivatives per Bbl[3]	3.42	19.04	13.66	23.54

Net realized price per Bbl	$40.62	$60.41	$45.57	$59.81
Realized natural gas liquids (C3+) price per Bbl – as reported	$15.49	$13.92	$13.87	$18.45
Realized impact from cash settled derivatives per Bbl[4]	4.44	3.69	5.23	3.30

Net realized price per Bbl	$19.93	$17.61	$19.10	$21.75
Realized ethane price per Bbl – as reported	$7.49	$6.39	$6.84	$6.46
Realized impact from cash settled derivatives per Bbl	—	0.23	0.14	0.26

Net realized price per Bbl	$7.49	$6.62	$6.98	$6.72
LOE/Mcfe	$1.39	$1.37	$1.40	$1.38
Cash G&A/Mcfe	$0.20	$0.32	$0.26	$0.32

[1]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.
[2]	For the three and six months ended June 30, 2016, the company liquidated natural gas derivatives that totaled approximately $4.0 million in additional proceeds than what would have normally been received.
[3]	Includes the effect of derivatives not classified as discontinued operations. When including the effect of Illinois Basin production, derivatives realized increased prices by $1.15/bbl, $7.71/bbl, $6.73/bbl and $14.90/bbl for the three month periods ended June 30, 2016 and 2015 and the six month periods ended June 30, 2016 and 2015, respectively.
[4]	For the three and six months ended June 30, 2016, the company liquidated C3+ NGL derivatives that totaled approximately $1.0 million less in proceeds than what would have normally been received.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 8/1/2016

	2016		2017
Oil Derivatives (Bbls)
Swap Contracts
Volume	50,000	(1)	—
Price	$44.00		$—
Collar Contracts
Volume	100,000		—
Ceiling	$49.05		$—
Floor	$37.50		$—
Collar Contracts with Short Puts
Volume	100,000		—
Ceiling	$44.50		$—
Floor	$35.50		$—
Short Put	$26.50		$—
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	9,010,000	(2)	9,400,000	(3)
Price	$2.72		$2.99
Swaption Contracts
Volume	500,000		—
Price	$3.15		$—
Put Spread Contracts
Volume	4,860,000		—
Floor	$3.28		$—
Short Put	$2.52		$—
Collar Contracts with Short Puts
Volume	1,305,000		16,900,000
Ceiling	$3.33		$3.87
Floor	$2.69		$3.01
Short Put	$2.12		$2.32
Call Contracts
Volume	—		8,380,100
Ceiling	$—		$4.51
Collar Contracts
Volume	1,860,000		1,400,000
Ceiling	$3.02		$3.10
Floor	$2.62		$2.40
Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	390,000		312,000
Price	$21.56		$18.04

Butane (C4)
Volume	95,000	108,000
Price	$27.10	$23.80
Isobutane (IC4)
Volume	40,000	48,000
Price	$27.93	$24.00
Natural Gasoline (C5+)
Volume	70,000	—
Price	$50.00	$—
Ethane
Volume	275,000	540,000
Price	$8.49	$10.13
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia
Volume	8,881,000	10,755,000
Price	$(0.87)	$(0.79)
Texas Gas Zone 1
Volume	—	14,600,000
Price	$—	$(0.13)
NYMEX Heating Oil (Gallon)
Swap Contracts
Volume	5,000	—
Price	$2.00	$—

(1)	Includes 50,000 Bbls of enhanced swaps
(2)	Includes 2.0 Bcf of enhanced swaps
(3)	Includes 3.9 Bcf of enhanced swaps

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss From Continuing Operations	$(52,911)	$(151,342)	$(105,562)	$(166,335)
Add Back (Less) Non-Recurring Costs (Income)[1]	(23,174)	(248)	(14,694)	4,774
Add Back Depletion, Depreciation, Amortization and Accretion	14,750	24,698	31,262	46,537
Add Back Non-Cash Compensation Expense	1,164	1,804	1,016	4,635
Add Back Interest Expense	11,439	12,181	24,469	24,193
Add Back Impairment Expense	25,139	117,839	35,780	124,687
Add Back Exploration Expenses	803	755	1,738	1,194
Less Gain on Disposal of Assets	(4,307)	(373)	(4,295)	(309)
Add Back (Less) (Gain) Loss on Financial Derivatives[2]	29,169	281	25,120	(16,838)
Add Back Cash Settlement of Derivatives	17,345	13,941	30,340	25,020
Add Back (Less) Income Tax Expense (Benefit)	(393)	—	2,321	—
Add Back Non-Cash Portion of Equity Method Investments	—	203	—	406

EBITDAX From Continuing Operations	$19,024	$19,739	$27,495	$47,964
Net Loss From Discontinued Operations, Net of Income Taxes	$(1,683)	$(461)	$(9,173)	$(1,985)
Income Attributable to Noncontrolling Interests	—	(949)	—	(2,246)

Loss From Discontinued Operations Attributable to Rex Energy	(1,683)	(1,410)	(9,173)	(4,231)
Add Back Depletion, Depreciation, Amortization and Accretion	2,186	4,877	5,083	9,203
Add Back Non-Cash Compensation Expense	139	154	259	286
Add Back Interest Expense	1	253	3	448
Add Back Impairment Expense	—	3	3,543	178
Add Back Exploration Expense	85	162	143	241
Add Back (Less) (Gain) Loss on Disposal of Assets	(2)	62	(43)	31
Less Non-Cash Portion of Noncontrolling Interests	—	(107)	—	(186)
Add Back (Less) Income Tax Expense (Benefit)	120	(101)	(502)	242

Add EBITDAX From Discontinued Operations	$846	$3,893	$(687)	$6,212

EBITDAX (Non-GAAP)	$19,870	$23,632	$26,808	$54,176

[1]	For the three months ended June 30, 2016, includes approximately $23.7 million in gains on the extinguishment of debt and $0.5 million in debt exchange expenses. For the six months ended June 30, 2016, includes approximately $23.7 million in gains on the extinguishment of debt and $9.0 million in debt exchange expenses. For the three and six months ended June 30, 2015, includes net fees incurred to terminate two drilling rig contracts earlier than their original term.
[2]	For the three and six months ended June 30, 2016, includes approximately $2.0 million in additional proceeds from liquidated derivatives.

Adjusted Net Income

“Adjusted Net Income” means, for any period, the sum of net income (loss) from continuing operations before income taxes for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Income is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Income is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Income because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net income for each of the periods presented ($ in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Loss From Continuing Operations Before Income Taxes, as reported	$(53,304)	$(151,342)	$(103,241)	$(166,335)
Gain (Loss) on Derivatives, Net	29,169	281	25,120	(16,838)
Cash Settlement of Derivatives	17,345	13,941	30,340	25,020

Add Back Losses from Financial Derivatives	46,514	14,222	55,460	8,182

Add Back Non-Recurring Costs[1]	(23,174)	(248)	(14,694)	4,774
Add Back Impairment Expense	25,139	117,839	35,780	124,687
Add Back Dry Hole Expense	2	192	845	191
Add Back Non-Cash Compensation Expense	1,164	1,804	1,016	4,635
Less Gain Loss on Disposal of Assets	(4,307)	(373)	(4,295)	(309)

Loss From Continuing Operations Before Income Taxes, adjusted	$(7,966)	$(17,906)	$(29,129)	$(24,175)
Less Income Tax Benefit, adjusted[2]	3,186	7,162	11,652	9,670

Adjusted Net Loss From Continuing Operations	$(4,780)	$(10,764)	$(17,477)	$(14,505)
Basic – Adjusted Net Income (Loss) Per Share	$(0.07)	$(0.20)	$(0.27)	$(0.27)

Basic – Weighted Average Shares of Common Stock Outstanding	71,804	54,118	64,044	54,090

[1]	For the three months ended June 30, 2016, includes approximately $23.7 million in gains on the extinguishment of debt and $0.5 million in debt exchange expenses. For the six months ended June 30, 2016, includes approximately $23.7 million in gains on the extinguishment of debt and $9.0 million in debt exchange expenses. For the three and six months ended June 30, 2015, includes net fees incurred to terminate two drilling rig contracts earlier than their original term
[2]	Assumes an effective tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP G&A	$4,837	$7,394	$10,121	$15,745
Non-Cash Compensation Expense	1,164	1,804	1,016	4,635

Cash G&A	$3,673	$5,590	$9,105	$11,110